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Exhibit 23.1


ACCOUNTANTS' CONSENT

The Board of Directors
Engage, Inc.:

We consent to incorporation by reference in the registration statement Nos. 333-83245, 333-93151, 333-93153, 333-32202, and 333-53752 on Form S-8 of Engage,
Inc. of our report dated October 1, 2002, except for Note 20 (b) and (c), which is as of October 31, 2002, relating to the consolidated balance sheets of Engage, Inc. and subsidiaries as of July 31, 2002 and 2001 and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended July 31, 2002, and our report dated October 1, 2002 relating to the consolidated financial statement schedule, which reports are included in the July 31, 2002 Annual Report on Form 10-K of Engage, Inc.

The reports of KPMG LLP on the aforementioned consolidated financial statements and financial statement schedule contain an explanatory paragraph that states that the Company has incurred significant operating losses since inception, has an accumulated deficit and a net working capital deficiency that raise substantial doubt about their ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty

Boston, Massachusetts
November 13, 2002